EXHIBIT 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
March 15, 2007

D.R. HORTON, INC., AMERICA’S BUILDER, TO FULLY REDEEM ITS 8.5% SENIOR NOTES DUE 2012

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Thursday (March 15, 2007), announced that it is calling all of its 8.5% Senior Notes due April 15, 2012 for full redemption on April 15, 2007 in accordance with the terms of the indenture governing the notes. The 8.5% Senior Notes will be redeemed at a redemption price of $1,042.50 per $1,000 note outstanding, which will result in an aggregate redemption price of approximately $260.6 million to be paid on April 15, 2007. On April 15, 2007 accrued and unpaid semi-annual interest of $42.50 per $1,000 note, approximately $10.6 million in the aggregate, will be paid to holders of record as of April 1, 2007. Holders of the notes will receive by mail a Notice of Full Redemption setting forth the redemption procedures.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 53,000 homes in its fiscal year ended September 30, 2006. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 85 markets in 27 states in the Northeast, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

WEBSITE ADDRESS: www.drhorton.com